EXHIBIT 10.50
REGIONS FINANCIAL CORPORATION
EXECUTIVE INCENTIVE PLAN
(EFFECTIVE JANUARY 1, 2021)

ARTICLE I
ESTABLISHMENT AND PURPOSES
1.1    By this document Regions Financial Corporation (further referenced as “Regions” or the “Corporation”) amends, renames, and restates, effective for Plan Years beginning on or after January 1, 2021, the Regions Financial Corporation Executive Incentive Plan (formerly the Regions Financial Corporation Amended and Restated Management Incentive Plan) (the “Plan”).
1.2    The purposes of the Plan are:
    A.    To optimize Regions’ profitability and growth consistent with its goals and objectives;
    B.    To pay incentive awards within the Plan that correlate to the relative contributions made by and among Participants;
    C.    To optimize retention of a highly competent executive and senior management group by providing Participants short-term incentive compensation, which, when combined with base salary, long-term incentive compensation, and benefits, is competitive with other Peer Banks;
    D.    To encourage accountability on the part of Participants by connecting incentives paid to the performance of organizational units or the individual goals and contributions for which the Participants are responsible; and
    E.    To encourage teamwork and involvement on the part of Participants by connecting a portion of the incentives paid to the performance of Regions or a business unit of Regions of which they are a part.

ARTICLE II
CERTAIN DEFINITIONS
2.1    “Applicable Law” means (i) the laws, statutes, rules, regulations, treaties, directives, guidelines, ordinances, codes, administrative or judicial precedents or authorities and orders of any Governmental Authority as well as the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, decisions, judgments, directed duties, requests, licenses, authorizations, decrees and permits of, and agreements with any Governmental Authority and (ii) listing requirements and all other rules and guidance of the New York Stock Exchange, in each case, to which the Corporation (or any subsidiary) or a Participant is a party or by which it is bound, whether or not having the force of law, and all orders, decisions, judgments and decrees of all courts or arbitrators in proceedings or actions to which the Corporation (or any subsidiary) or a Participant is a party or by which it is bound.
2.2    “Award” means the payment determined under this Plan to be due to a Participant as a result of performance during a Plan Year, which shall be paid as provided in this Plan and in the form determined by the CHR Committee.

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2.3    “Award Date” means, except as otherwise determined by the CHR Committee, that date, as soon as practicable after the applicable performance evaluations are completed, on which Awards are paid, but in no event shall be later than March 15 of the year following the Plan Year for which the Award is being made.
2.4    “Base Compensation” means the base salary earned by a Participant during a Plan Year.

2.5    “Beneficiary” means the beneficiary (or beneficiaries) named by a Participant as his or her beneficiary (or beneficiaries) under the Regions 401(k) Plan, or any successor plan thereto, in accordance with the beneficiary designation process under such plan and as in effect on the date of the Participant’s death. In the event a Participant has not designated a beneficiary under the Regions 401(k) Plan, or any successor plan thereto, the Participant’s Beneficiary shall be his or her estate.

2.6    “Cause” means (i) termination of employment by the Corporation or a subsidiary due to a material violation of the Corporation’s code of business conduct and ethics, the Participant’s fiduciary duties to the Corporation or a subsidiary, or any law, provided such violation has materially harmed the Corporation or a subsidiary or (ii) the occurrence of any event constituting “cause” within the meaning of a Participant’s then-applicable employment agreement with the Corporation or a subsidiary.

2.7    “Chief Executive Officer” means the Chief Executive Officer of Regions.
2.8    “CHR Committee” means the Compensation and Human Resources Committee of the Board of Directors of Regions Financial Corporation and Regions Bank, or any successor thereto performing similar functions.

2.9    “Code” means the Internal Revenue Code of 1986, as amended.
2.10    “Corporate Unit” means the performance goals set for the Corporation (or a subsidiary), which performance shall be measured based on certain factors including, but not limited to, any or all of the following: liquidity, capital, credit, profitability, customer service, and shareholder return.
2.11    “Corporation” has the meaning set forth in Section 1.1.
2.12    “Governmental Authority” means the United States of America, any state or territory thereof and any federal, state, provincial, city, town, municipality, county or local authority, including without limitation the Board of Governors of the Federal Reserve, the Department of Treasury and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
2.13    “Executive Officers” means each of the Corporation’s (i) “executive officers” as that term is defined in 17 C.F.R. § 240.3b-7, (ii) “executive officers” under the provisions of 12 C.F.R. § 215, (iii) “officers” as that term is defined in Rule 16a-(f) of the Securities Exchange Act of 1934, as amended, in each case, as determined by the Corporation from time to time, and (iv) any other member of the Corporation’s management team whose compensation must be approved by the CHR Committee under any applicable laws or regulations or exchange rules.

2.14    A “Participant” means any full time exempt level employee (including an officer or director who is also an employee) of the Corporation (or any subsidiary), as recommended for participation by

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management with respect to a specifically designated Plan Year and approved to participate by the CHR Committee or by the Chief Executive Officer, as applicable.
2.15    “Peer Banks” are bank holding companies comparable to Regions as approved by the Committee from time to time.
2.16    “Plan” has the meaning set forth in Section 1.1.
2.17    “Plan Year” means a calendar year.
2.18    “Regions” has the meaning set forth in Section 1.1.
2.19    “Retirement” means a Participant experiences a separation from service (other than for Cause) at a time when the Participant is: (1) at least sixty five (65) years old; or (2) at least fifty-five (55) years old and has a minimum of ten (10) years of continuous service with the Corporation or any of its subsidiaries.

2.20    “Sub Unit” means the performance goals with respect to the business unit to which the Participant belongs and/or a set of individual goals as established for each Participant from time to time.
2.21    “Unit” means the Corporate Unit or a Sub Unit, as applicable.
ARTICLE III
PARTICIPATION
3.1    A Participant will not be qualified to receive an Award for a Plan Year unless he or she was approved for entry into the Plan by the CHR Committee or by the Chief Executive Officer, as applicable, and is still employed by Regions (or any subsidiary) on the Award Date for the Plan Year. However, Retirement, death, Disability or an approved leave of absence will not disqualify a Participant from receiving an Award; rather, a prorated payment may be approved by the CHR Committee or by the Chief Executive Officer, as applicable, based on the time worked during the Plan Year, and made to the Participant or to his or her Beneficiary, as the case may be; provided, however, no such prorated payment may be made if such payment would result in a duplication of benefits provided under another plan, agreement, or arrangement, including but not limited to any severance arrangement. Notwithstanding the foregoing, if a Participant terminates employment for any other reason, the CHR Committee or the Chief Executive Officer, as applicable, has the sole discretion to approve an Award of a prorated payment based on the time worked during the Plan Year.

3.2    Participation can be approved by the CHR Committee or by the Chief Executive Officer, as applicable, during a Plan Year for a new hire or someone transferring into a position qualifying for participation, as long as the potential Participant is in the position on or before October 1 of the Plan Year. In these cases, the new Participant would receive a prorated payment based on the portion of the Plan Year during which he or she participated.

ARTICLE IV
ADMINISTRATION; DETERMINATION OF AWARDS
4.1    The CHR Committee shall administer and interpret the Plan relative to all Participants who are Executive Officers, and the Chief Executive Officer shall administer and interpret the Plan relative to all Participants other than himself and other Executive Officers. Any decision made by the CHR Committee

EXHIBIT 10.50
or the Chief Executive Officer, as applicable, is final and binding on the applicable Participants and their Beneficiaries. The CHR Committee may delegate any or all of its responsibilities under this Plan to a sub-committee as it deems appropriate and to the extent permissible under Applicable Law. The Chief Executive Officer may delegate any or all of his or her responsibilities under this Plan to one or more Executive Officers or other senior officers as he or she deems appropriate.

4.2    The Unit/Units for goal establishment and performance measurement under this Plan will be determined for each Participant by the CHR Committee or by the Chief Executive Officer, as applicable. The Units will generally be the Corporate Unit and/or Sub Units which may include the organizational business unit of which the Participant is a part, and/or a set of individual goals established for Participants for any applicable Plan Year. Each of the Units will be assigned a percentage weighting with of the sum of the weightings totaling 100%. Annual goals and performance criteria will be established for all applicable Units as of the beginning of the Plan Year or, subject to Section 3.2 above, as of such other time during the Plan Year as determined by the CHR Committee or the Chief Executive Officer, as applicable. Performance with respect to each Unit shall be determined as of the end of the Plan Year based on an assessment of the achievement of the goals established for the Unit as set forth in this Article IV. Any decision made by the CHR Committee is final and binding on Executive Officers who are Participants (including the Chief Executive Officer) and their Beneficiaries, and any decision made by the Chief Executive Officer is final and binding on Participants who are not Executive Officers and their Beneficiaries.
4.3    Goals under any Sub Unit that reflect the individual performance of a Participant will be set such that the collective goals will reflect the annual business plan and budget. Once determined, individual goals will be documented within Regions performance management system.
4.4    Performance with respect to any Sub Units will be recommended by management, and evaluated and approved by the CHR Committee or the Chief Executive Officer, as applicable, based on results achieved relative to goals, and an achievement level ranging from 0.0 to 2.0 will be established for each such Unit for each Participant in accordance with a scale as determined by the CHR Committee and/or the Chief Executive Officer as applicable for each Plan Year. Overall monitoring of achievement during the Plan Year will be performed on a centralized basis by Executive Compensation in the Corporate Human Resources Group. Ratings of performance under the Plan may be required at mid-year and will be required at year-end utilizing the Regions performance management system.
4.5    Performance with respect to the Corporate Unit will be evaluated and approved by the CHR Committee based on results achieved relative to goals, and an achievement level ranging from 0.0 to 2.0 will be established in accordance with a scale as determined by the CHR Committee for each Plan Year. The Corporate Unit evaluation, ranging from 0.0 up to 2.0, will be weighted as appropriate and combined with the weighted Sub Unit ratings to calculate the total overall Award for any Participant.
4.6    If the performance of any of the Sub Units or Corporate Unit is anticipated to be rated below target, then the CHR Committee or the Chief Executive Officer, as applicable, has the discretion at any time to reduce Awards for that particular Plan Year; provided, however, that the CHR Committee will make any such determinations with respect to any Awards to the Chief Executive Officer and other Executive Officers.
4.7    A “Base Bonus Opportunity” (“BBO”) will be set for each Participant as a percent of Base Compensation. The BBO will represent the percentage payout associated with the basic achievement of established goals represented by the overall rating (Corporate Unit and Sub Units). An overall

EXHIBIT 10.50
performance rating (Sub Units plus Corporate Unit) ranging from 0.0 to 2.0 will determine the payout percentage for a Participant. Subject to the other provisions of this Article IV, a rating of 1.0 will indicate that goals have been achieved at target and that 100% of the BBO will be the payout percentage for a Participant. Overall performance ratings above or below 1.0 may result in the payout percentage to range from 0% to 200% of the BBO. The actual calculation of the payout percentage is performed by multiplying the BBO by the overall performance rating to arrive at a payout percentage. The Base Compensation for the Plan Year will then be multiplied by the actual payout percentage to determine the actual Award earned and may also be subject to any adjustment as described in Section 4.6 and Section 4.8. Notwithstanding the foregoing, the CHR Committee or the Chief Executive Officer, as applicable, shall have the discretion to determine the actual level of payout of an Award.
4.8    The CHR Committee or the Chief Executive Officer, as applicable, may determine in their sole discretion that the Awards to be paid hereunder shall be reduced and an amount comparable to the reduction be paid to the Participant under another Regions compensation plan, provided such determination does not cause the Award to violate Applicable Law. Such payments shall be subject to the terms of the plan under which they are paid, which may include additional service requirements, and they shall not be deemed to be paid hereunder. The CHR Committee or the Chief Executive Officer, as applicable, retains the discretion to direct that performance goals, targets and/or payouts be adjusted. modified or terminated (including such that no incentive payment be made to a Participant) where any performance issue is determined to exist or where an unforeseeable or extraordinary event or events have occurred, in each case, regardless of what the results of the calculation might otherwise be in the absence of such adjustment, modification or termination.

ARTICLE V
PAYMENT DISTRIBUTION OF AWARDS
5.1    Each Award will be paid in the form determined by the CHR Committee. If the CHR Committee or the Chief Executive Officer, as applicable, determines that the Award be reduced and that a comparable amount shall be paid under another Regions compensation plan, the Participant shall be notified in writing of such determination, and the details of such payment. Awards under another compensation plan shall be subject to the terms of such plan and shall not be deemed to be paid hereunder.
5.2    If a Participant dies prior to the Award Date, the designated Beneficiary will be paid the amount of the Award in a lump sum cash payment with the same timing as all other Award payments. Awards, including those to Beneficiaries, will be paid on an annual basis on or before March 15 after the end of the Plan Year and will be net of any required federal, state or local tax withholdings.

ARTICLE VI
MISCELLANEOUS
6.1    Regions will not, under any circumstances, make any payment under this Plan to any assignee or creditor of a Participant or of his or her Beneficiary. Before a Participant actually receives a payment under this Plan, neither he nor she nor a designated Beneficiary has any right, even in anticipation of receiving a payment, to assign, pledge, grant a security interest in, transfer or otherwise dispose of any interest under this Plan.
6.2    This Plan shall not be deemed to constitute a contract between the Corporation (or any subsidiary) and any Participant, or to be a consideration or an inducement for the employment of any

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Participant. Nothing contained in the Plan shall be deemed to give any Participant the right to be retained in the service of the Corporation or any subsidiary or to interfere with the right of the Corporation or any subsidiary to discharge any Participant at any time regardless of the effect which such discharge shall or may have upon the Participant under this Plan.
6.3    The CHR Committee can terminate or amend this Plan at any time in its sole discretion. Participants shall be informed of any amendments or the termination of this Plan.
6.4    A Participant who receives payment under this Plan is obligated to reimburse the Corporation for the full amount of such payment, and shall forfeit all unpaid payments, if the Participant subsequently discloses any of the Corporation’s (or any subsidiary’s) confidential information or trade secrets, violates any written covenants between the Corporation (or any subsidiary) and the Participant, or otherwise engages in conduct that may adversely affect the Corporation’s (or any subsidiary’s) reputation or business relations. A Participant who engages in such conduct shall forfeit any right to any unpaid portion of a benefit under this Plan. In addition, any amounts paid under this Plan may be subject to claw-back in accordance with the terms of Applicable Law or Regions policy, as in effect from time to time.
6.5    This Plan is to be governed and interpreted as provided in the laws of the State of Alabama, without giving effect to any conflict of laws provision.
6.6    Neither an Executive Officer nor any other employee of Regions or any subsidiary has any claim or right to be included in the Plan or to be granted an Award unless and until (i) he or she has become a Participant for the applicable Plan Year and (ii) his or her Award has been made.
6.7    The provisions of this Plan are subject to and shall be interpreted to be consistent with Applicable Law, which terms control over the terms of this Plan in the event of any conflict between Applicable Law and this Plan. Notwithstanding anything in this Plan to the contrary, in no event shall the payment of any Award under this Plan be settled, paid or accrued, if any such settlement, payment or accrual would be in violation of Applicable Law.
6.8    Payments under this Plan are intended to be exempt from Section 409A of the Code (“Section 409A”) as a short-term deferral, and the Plan and Awards hereunder will be interpreted and administered consistent with that intent. However, notwithstanding the foregoing and anything to the contrary in this Plan, if a Participant is a “specified employee” as determined pursuant to Section 409A of the Code as of the date of his or her “separation from service” (within the meaning of Final Treasury Regulation 1.409A-1(h)) and if any Award or payment, settlement of an Award or benefit provided hereunder or otherwise both (x) constitutes a “deferral of compensation” within the meaning of Section 409A and (y) cannot be paid or provided in the manner otherwise provided without subjecting the Participant to “additional tax,” interest or penalties under Section 409A, then any such Award or payment, settlement or benefit that is payable or that would be settled during the first six months following a Participant’s “separation from service” shall be paid or provided to such Participant on the first regular payroll date of the seventh calendar month following the month in which the Participant’s “separation from service” occurs or, if earlier, at the Participant’s death. In addition, any payment or benefit due upon a termination of a Participant’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall only be paid or provided to such Participant upon a “separation from service”. For the purposes of this Plan, each Award made pursuant hereto shall be deemed to be a separate payment.